Exhibit (a)(1)(v)

Instructions for Withdrawal

of

Previously Tendered Common Shares of Beneficial Interest

of

First Trust/Aberdeen Global Opportunity Income Fund

If you tendered to First Trust/Aberdeen Global Opportunity Income Fund, a Massachusetts business trust (the “Fund”), in connection with the offer by the Fund to purchase for cash up to 20% of its outstanding common shares of beneficial interest, par value $0.01 per share (the “Shares”) (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 14, 2021 and the related Letter of Transmittal, and you wish to withdraw all or any of your Shares, please fill out the attached Notice of Withdrawal. If your Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), contact that Nominee Holder to withdraw your tendered Shares.

1. Withdrawal. If you have tendered your Shares pursuant to the Offer, you may withdraw your Shares previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to any one of the addresses set forth on the first page of the Notice of Withdrawal. If your Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Shares.

2. Delivery of Notice of Withdrawal. Computershare (the “Depositary”) must receive the Notice of Withdrawal prior to 5:00 p.m., New York City time, on February 12, 2021 (the “Expiration Date”), which is the expiration date of the Offer. The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Shares. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If your Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Shares.

3. Procedures and Signature Guarantee. The Notice of Withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal (or, in the case of Shares tendered by book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase)) with (except in the case of Shares tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by Direct Registration System transaction, the name of the registered holder (if different from that of the tendering holder of Shares) and the number of Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be credited with the withdrawn Shares. An “Eligible Institution” is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP). If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys -in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

NOTICE OF WITHDRAWAL

of Common Shares of Beneficial Interest

of

First Trust/Aberdeen Global Opportunity Income Fund

Previously Tendered

Pursuant to the Offer to Purchase Dated January 14, 2021

THE WITHDRAWAL DEADLINE IS 5:00 P.M., NEW YORK CITY TIME,

ON FRIDAY, FEBRUARY 12, 2021, UNLESS EXTENDED

This Notice of Withdrawal is Submitted to:

Via email: canoticeofguarantee@computershare.com

By Mail:	By Registered, Certified or Express Mail or Overnight Courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	150 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

DESCRIPTION OF COMMON SHARES WITHDRAWN*
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on your Direct Registration Account(s))	Common Shares Withdrawn** (Please check appropriate box below)
	1. All 2. Partial	☐ ☐
Number of Common Shares Withdrawn: ______
*	Need not be completed by holders of Common Shares withdrawing by book-entry transfer.
**	Unless otherwise indicated, it will be assumed that all Shares held in Direct Registration System, including any Shares held in the Fund’s distribution reinvestment plan (“DRIP”), are being withdrawn.

This Notice of Withdrawal is to be completed if you tendered common shares of beneficial interest, par value $0.01 per share (the “Shares”), of First Trust/Aberdeen Global Opportunity Income Fund, a Massachusetts business trust, in connection with its offer to purchase for cash up to 20% of its outstanding Shares.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.

PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS

NOTICE OF WITHDRAWAL CAREFULLY

Signature(s) of Owner(s):
Date:	, 2021
Printed Names:
Capacity and Location Signed:
Address:

Guarantee of Signature(s)

(Required if Shares have been delivered to the Depositary)

[For use by financial institutions only. Place medallion guarantee in space below.]

VOLUNTARY CORPORATE ACTIONS COY: FAMD